RESTRICTED STOCK ELECTION PLAN
                                     OF
               REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES

   (As amended effective March 5, 1997, subject to stockholder approval)


         Section 1 - Purpose

         This Restricted Stock Election Plan (the "Plan") is designed to attract and retain the services of selected employees who are in a position to make a material contribution to the successful operation of the business of Republic New York Corporation. The Plan provides an election pursuant to which selected employees who are entitled to and have elected to receive deferred cash compensation from the Corporation shall be, in addition, entitled to elect to receive Restricted Stock in lieu of all or a portion of such deferred compensation.

         Section 2 - Definitions

         2.1 "Adoption Date" shall mean the date on which this Plan is adopted by the Board of Directors.

         2.2 "Board of Directors" shall mean the Board of Directors of the Corporation.

         2.3    "Cash Portion" shall have the meaning assigned to it in
Section 3.2 hereof.

         2.4 "Committee" shall mean the Employee Compensation and Benefits Committee of the Board of Directors.

         2.5    "Corporation" shall mean RNYC or any Subsidiary.

         2.6 "Deferred Compensation" shall mean the right, pursuant to a Participant's Plan, to receive cash compensation in a given year with respect to a Participant's performance in a prior year.

         2.7    "Election" shall have the meaning assigned to it in
Section 3.2 hereof.

         2.8 "Market Value" of Stock as of any date shall mean the average closing price of Stock on the New York Stock Exchange for the period of five (5) Trading Days commencing with the date on which the Market Value is to be determined or, if such a day is not a Trading Day, on the first Trading Day thereafter; provided, however, that the Market Value shall not be less than the par value per share.

         2.9 "Participant" shall mean an employee of the Corporation selected by the Committee pursuant to Section 7.2 hereof.

         2.10 "Participant's Plan" shall mean a bonus or incentive plan, agreement, arrangement or grant in existence on the Adoption Date or thereafter created, other than a qualified cash or deferred arrangement pursuant to Section 401(k) of the Internal Revenue Code, pursuant to which a Participant is entitled to Deferred Compensation.

         2.11 "Plan" shall mean this Restricted Stock Election Plan of Republic New York Corporation and Subsidiaries.

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         2.12    "Plan Year" shall mean each twelve month period beginning
January 1 and ending on December 31.

         2.13 "Restricted Period" shall mean the period or periods designated by the Committee in respect of any shares of Restricted Stock, or any part or parts thereof issued with respect to any Participant.

         2.14 "Restricted Stock" shall mean the shares of Stock which have been issued to a Participant pursuant to Section 5.1 and 5.5 and subject to the restrictions referred to in Section 5.3, so long as such restrictions are in effect.

         2.15    "RNYC" shall mean Republic New York Corporation.

         2.16 "Stock" shall mean the Common Stock, $5.00 par value per share, of RNYC.

         2.17    "Stock Portion" shall have the meaning assigned to it in
Section 3.2 hereof.

         2.18 "Subsidiary" shall mean any corporation or other legal entity, domestic or foreign, more than 50% of the voting stock of which is owned or controlled, directly or indirectly, by RNYC.

         2.19 "Trading Day" shall mean any day on which the New York Stock Exchange is open for trading.

         Section 3 - Restricted Stock Elections

         3.1 Under the Plan, elections to receive Restricted Stock, as described in Section 3.2 below, may be made by any Participant.

         3.2 Within the periods described below, any Participant may inform the Corporation in writing (the "Election") of the portion of the Participant's Deferred Compensation which the Participant elects to be treated as though constituted of cash (the "Cash Portion") and the portion of such Deferred Compensation with respect to which the Participant elects to receive in the form of Restricted Stock under Section 5.1 (the "Stock Portion"). The Participant must make an Election (a) within thirty (30) days of the Adoption Date, with respect to any Deferred Compensation the Participant is entitled to on the Adoption Date, and (b) with respect to Deferred Compensation the Participant shall become entitled to after the Adoption Date, within fifteen (15) days after the Participant's receipt of notice from the Corporation setting forth the amount of the Participant's Deferred Compensation in respect of the most recent period under the Participant's Plan (or, in the event the Participant shall object in conformity with the provisions of the Participant's Plan to the information in such notice, within fifteen (15) days after the final determination of such amount). The Election, once made by the Participant, shall be irrevocable. The Election to receive Restricted Stock shall be deemed to represent the Participant's relinquishment of his rights to the payment in cash of such Deferred Compensation as consideration for the issuance of the Restricted Stock.

         3.3 Notwithstanding the foregoing, no Election may be made pursuant to Sections 3.1 and 3.2 if the number of shares to be issued under
Section 5.1 pursuant to such Election would be in excess of the number of shares of Stock remaining available under Section 6.

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         Section 4 - Increases and Decreases of Stock and Cash Portions
After an Election

         4.1 After an Election, the Cash Portion shall be increased if, and to the extent, then provided by the Participant's Plan. After an Election, the Stock Portion shall be subject to the provisions of the Plan and, except as provided in Section 4.2, shall not be subject to the provisions of the Participant's Plan.

         4.2 Any decrease in accrued Deferred Compensation pursuant to the Participant's Plan for any period following an Election shall be allocated between the Cash Portion and the Stock Portion in proportion to their relative values, resulting in a reduction in the amount of the deemed cash in the Cash Portion and a reduction in the number of shares of Restricted Stock in the Stock Portion. If a fraction of a share would result from any such reduction in the number of shares, the number of shares shall be revised to the next lower whole number of shares and an appropriate adjustment shall be made to the Cash Portion. The value of the Stock Portion for this purpose shall be equal to the product of (a) the number of shares of Restricted Stock in the Stock Portion, multiplied by (b) the Market Value of the Stock on the last day of the period under the Participant's Plan in which the decrease in Deferred Compensation occurred. In the case of any reduction in the number of shares of Restricted Stock in the Stock Portion pursuant to this Section 4.2, the amount of shares represented by the reduction shall be forfeited by Participant and cancelled by the Corporation.

         Section 5 - Restricted Stock

         5.1 (a) A Participant who has made an Election shall receive that number of shares of Restricted Stock equal to the quotient of (i) the dollar value of the Stock Portion, divided by (ii) the Market Value of the Stock as of the date of the Participant's Election. If a fraction of a share would result from such computation, the number of shares shall be revised to the next lower whole number of shares and, if there is a Cash Portion, an appropriate adjustment shall be made to the Cash Portion.

             (b) For the purposes of the computations under this Section 5.1, if a Participant shall be issued a share of Restricted Stock which the Committee determines is a share acquired by the Corporation during the three week period prior to such issuance, the Market Value of such share shall mean the Corporation's purchase price (including any applicable commissions and other such costs for such share). Notwithstanding the foregoing or the definition of Market Value under Section 2.8, the Market Value for purposes of the computations under this Section 5.1 shall not be less that one hundred and thirty percent (130%) of the book value per share of Stock (determined in accordance with RNYC's generally utilized accounting principles) as of the end of the quarter prior to the date in which the Market Value is to be determined.

         5.2 Prior to the issuance of Restricted Stock by the Corporation, the Participant shall, subject to the terms of this Plan, enter into an agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the issuance and to such other matters as the Committee shall have determined in its sole discretion.

         5.3 Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period applicable to such shares, except as hereinafter provided. Except for such restrictions, the Participant, as owner of such shares, shall have all the rights of a stockholder, including (but not limited to) the right to vote such shares. Notwithstanding the foregoing, the Participant's right to receive dividends declared with respect to such shares shall be subject to the provisions of Sections 5.5 and 5.10.

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         5.4 Shares of Restricted Stock shall be deemed issued on the close of business on the fifth Trading Day commencing with the date on which the Market Value of such shares is determined or, if such day is not a Trading Day, on the first Trading Day thereafter. Any Restricted Stock granted under this Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. If any stock certificate is issued in respect of shares of Restricted Stock granted under this Plan, such certificate shall be registered in the name of the Participant, shall be deposited by him with the Corporation together with a stock power endorsed in blank and shall bear the following (or a similar legend):

         "The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) contained in Section 5 of the Restricted Stock Election Plan of Republic New York Corporation and Subsidiaries and an Agreement entered into between the registered owner and Republic New York Corporation. A copy of such Plan and Agreement is on file in the Office of the Secretary of Republic New York Corporation at the principal office of such Corporation in New York."

         5.5 (a) At the time a Participant makes an Election, the Participant shall also elect either (i) to reinvest cash dividends with respect to the Restricted Stock to be received pursuant to that Election or
(ii) to be paid such cash dividends. The election under this Section 5.5(a), once made, shall be irrevocable.

             (b) A Participant who elects under Section 5.5(a) to reinvest cash dividends shall receive upon such reinvestment that number of shares of Restricted Stock equal to the quotient of (i) the cash dividends declared with respect to the Participant's then outstanding Restricted Stock, divided by (ii) the Market Value of the Stock as of the ex-dividend date. If a fraction of a share would result from such computation, the number of shares shall be revised to the next lower whole number of shares and, if there is a Cash Portion, an appropriate adjustment shall be made to the Cash Portion. Restricted Stock issued under this Section 5.5 shall be subject to the same restrictions as the underlying Restricted Stock and shall, if represented by a certificate, be deposited with the Corporation pursuant to Section 5.4.

             (c) If a Participant shall be issued a share of Restricted Stock under this Section 5.5 which the Committee determines is a share acquired by the Corporation during the three week period prior to such issuance, the Market Value of such share for purposes of computations under
Section 5.5(b) shall mean the Corporation's purchase price (including any applicable commissions and other such costs for such share), and an appropriate adjustment shall be made to the number of Shares of Restricted Stock to be received under this Section 5.5.

         5.6 If a Participant ceases to be an employee of the Corporation for any reason other than death or disability, all shares of Restricted Stock theretofore issued to him shall, upon such cessation of employment, be forfeited and cancelled by the Corporation.

         5.7 If a Participant ceases to be an employee of the Corporation by reason of death or disability, and the period, if any, during which there may be a decrease in the Participant's accrued Deferred Compensation under the Participant's Plan has expired, then any shares of Restricted Stock owned by such Participant shall become free of the restrictions imposed by Section 5.3, and the Corporation will deliver to him (or his legal representative, beneficiary or heir) pursuant to Section 5.8, within 60 days after cessation of employment, shares of Stock. If any period during which there may be a decrease in the Participant's accrued Deferred Compensation has not expired,

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then any shares of Restricted Stock owned by such Participant shall become free of the restrictions imposed by Section 5.3 upon the expiration of such period, and the Corporation will deliver to him (or his legal representative, beneficiary or heir) pursuant to Section 5.8, within 60 days after expiration of such period, shares of Stock.

         5.8 As and when the Restricted Period expires, the Corporation shall deliver to the Participant (or his legal representative, beneficiary or heir) a certificate, without the legend referred to in Section 5.4, representing the number of shares of Stock equal to the number of shares of Restricted Stock deposited with it by the Participant pursuant to Section 5.4, as to which the Restricted Period has expired. When all restrictions have expired, the agreement referred to in Section 5.2 shall be terminated.

         5.9 The shares of Restricted Stock issued under the Plan shall be shares of Stock and may be authorized but unissued shares, authorized and unissued shares reserved for issuance or shares acquired by the Corporation and held in its treasury, as the Committee may from time to time determine.

         5.10 In the event of any change in the outstanding shares of Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the maximum aggregate number and class of shares which may be issued under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of Stock or other securities received by a Participant with respect to shares of Restricted Stock will be subject to the same restrictions and shall, if represented by a certificate, be deposited with the Corporation.

         5.11 If the Corporation shall be reorganized with or into another corporation, each Participant who has received Restricted Stock shall be required to deposit with the surviving corporation the stock, securities or other property that he is entitled to receive by reason of his ownership of Restricted Stock, and such stock, securities or other property shall become subject to the restrictions imposed by Section 5.3 and shall, if represented by a certificate, bear an appropriate legend similar in form and substance to the legend set forth in Section 5.4.

         Section 6 - Amount of Shares

         Subject to the provisions of Section 5.10, no more than 375,000 shares of Stock may be issued under Section 5.1 during the period ending on December 31, 2002; provided that any shares of Restricted Stock that have been forfeited pursuant to Section 5.6 or 5.7 shall be restored to the status of authorized and unissued shares reserved for issuance pursuant to the Plan. The number of shares of Stock that may be issued under Section
5.5 shall not be limited.

         Section 7 - Administration

         7.1 The Plan shall be administered by the Committee. A member of the Committee shall not participate in any decision directly related to such member's participation in the Plan. Any member of the Committee may resign at any time. The Board of Directors may remove any member of the Committee at any time and may fill any vacancy in the Committee.

         7.2 The Committee shall have the exclusive power to select the Participants in the Plan solely from those employees of the Corporation who are on the Adoption Date or who thereafter become entitled to receive Deferred Compensation. The Committee shall notify each Participant in writing of his status as a Participant within a reasonable time after his selection.

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         7.3 The Committee also shall have the exclusive power to determine the Restricted Stock; provided, however, that if a Participant's Plan provides for a decrease or adjustment in the accrued Deferred Compensation of a Participant for any period following an Election, the Restricted
Period for Restricted Stock issued to such Participant shall not be less than the period during which such decrease or adjustment may occur. The Committee shall notify a Participant in writing of the Restricted Period within the period during which the Participant is entitled to make an Election hereunder.

         7.4 The Committee's interpretation of the Plan shall be final and binding on each and every Participant.

         7.5 The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

         7.6 All determinations by the Committee as to the Market Value and number of shares issued from time to time pursuant to this Plan shall be, in the absence of manifest error, binding on the Participants.

         Section 8 - Allocation of Expenses

         The Committee shall from time to time make such allocations of the expense of Restricted Stock issued pursuant to the Plan among RNYC and its Subsidiaries as it shall deem appropriate.

         Section 9 - Effective Date of Plan; Amendment or Termination

         9.1 The Plan shall become effective upon adoption by the Board of Directors. The Plan shall be subject to approval by the affirmative vote of the holders of a majority of the outstanding shares of Stock within one year following adoption of the Plan by the Board of Directors, and all Restricted Stock issued prior to such approval shall be subject thereto. In the event such approval is withheld, all shares of Restricted Stock which may have been issued hereunder shall be forfeited by the Participant and cancelled by the Corporation, and the Plan and all Elections shall become null and void. In addition, in the event such approval is withheld, a Participant's Deferred Compensation shall be treated as if it had been continuously subject to the Participant's Plan.

         9.2 The Board of Directors may amend any provision of the Plan at any time; provided, however, that without the approval of holders of the Common Stock, no amendment may be made that would increase the maximum number of shares to be issued under the Plan during the period ending on December 31, 1997 or extend such period. The Board of Directors shall also have the right to terminate the Plan at any time. Except with the consent of the Participant, no amendment, suspension or termination shall impair the rights of any Participant in any Stock or Restricted Stock issued to such Participant under the Plan.

        Section 10 - Miscellaneous

        10.1 The fact that an employee is a Participant shall not confer on him any right to be retained in the employ of the Corporation.

        10.2 No issuance of Stock under this Plan shall be taken into account in determining a Participant's compensation for the purpose of any group life insurance or other employee benefit plan.

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        10.3 This Plan shall not be deemed an exclusive method of providing incentive compensation for the employees of the Corporation, nor shall it preclude the Board of Directors from authorizing or approving other forms of incentive compensation.

        10.4 All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation.

        10.5 The Corporation shall have the right to collect the amount of any taxes required by law to be withheld by the Corporation under applicable income tax laws from a Participant by reason of such Participant's election to receive Restricted Stock in lieu of Deferred Compensation under the Plan. If directed by a Participant, the Corporation may withhold and collect the amount of any additional taxes in excess of the rate mandated by law which the Participant may be obligated to pay in respect of any such election under the Plan. The Committee, in its sole discretion, may allow an eligible Participant (or such Participant's legal representative, beneficiary or heir) to elect to satisfy such obligation in whole or in part by electing (1) to have the Corporation withhold a portion of the Stock that would otherwise be delivered to the Participant (or to the Participant's legal representative, beneficiary or heir) or (2) to unconditionally agree to deliver Stock already owned by such Participant having a fair market value equal to the amount of such taxes. The fair market value of the shares to be withheld or delivered, as the case may be, shall be the average of the highest and lowest sale price of the Stock on the New York Stock Exchange Composite Tape on the date that the amount of the tax to be withheld shall be determined.




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